Exhibit 99.1
News Release
Corporate Offices
35 Vantage Point Drive, Rochester, New York 14624
Telephone: 585-352-7777 Fax: 585-352-7788

Contact:
Charles P. Hadeed, President, CEO and COO	Van Negris / Lexi Terrero
John J. Zimmer, Vice President of Finance and CFO	Van Negris & Company, Inc. - 212-759-0290
Transcat, Inc.	Robert Cavosi
585-352-7777	Broadgate Consultants, LLC - 212-493-6981
FOR IMMEDIATE RELEASE
Transcat, Inc. Announces Fiscal Year 2007 and
Fourth Quarter Results
Net Sales Increase by 9.9% and 17.4% Respectively;
Operating Income Increases Significantly
ROCHESTER, NY – May 21, 2007 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services, today announced financial results for fiscal year 2007 and the fourth quarter ended March 31, 2007.
Fiscal Year 2007 and Fourth Quarter Overview
•	Net sales increased 9.9% to $66.5 million in fiscal year 2007 and 17.4% to $18.9 million in the fiscal year 2007 fourth quarter, both of which were bolstered by having 14 weeks in the fiscal year 2007 fourth quarter compared to 13 weeks in the fiscal year 2006 fourth quarter.

•	Operating income for fiscal year 2007 and the fiscal year 2007 fourth quarter was $3.9 million and $0.7 million, respectively. Adjusted operating income* for fiscal year 2007 increased by $0.8 million or 54.7% compared to fiscal year 2006. Operating income for the fiscal year 2007 fourth quarter increased by $0.5 million or 190.2% compared to the fiscal year 2006 fourth quarter.

•	Net income of $2.1 million for fiscal year 2007 decreased by $1.5 million from fiscal year 2006 net income of $3.6 million. Net income for the fiscal year 2007 fourth quarter was $0.5 million compared to net income of $2.8 million for the fiscal year 2006 fourth quarter.

•	Earnings per share for fiscal year 2007 were $0.28 per diluted share compared to $0.50 per diluted share for fiscal year 2006. Earnings per share for the fiscal year 2007 fourth quarter were $0.07 per diluted share compared to $0.38 per diluted share for the fiscal year 2006 fourth quarter.
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Transcat, Inc.
May 21, 2007
Page Two
•	Distribution Products - Net sales increased 11.3% to $45.4 million in fiscal year 2007 from $40.8 million in fiscal year 2006. Distribution Products gross profit ratio for fiscal year 2007 increased 2.4 points to 26.4% from fiscal year 2006. Purchase rebates earned in fiscal year 2007 in excess of those earned in fiscal year 2006 accounted for 1.8 points of the increase. Net sales increased 20.7% to $12.7 million for the fiscal year 2007 fourth quarter from $10.5 million in the fiscal year 2006 fourth quarter. For the fiscal year 2007 fourth quarter, the gross profit ratio increased 4.1 points to 27.2% from the fiscal year 2006 fourth quarter. Purchase rebates earned in the fiscal year 2007 fourth quarter in excess of those earned in the fiscal year 2006 fourth quarter accounted for 2.7 points of the increase.

•	Calibration Services - Net sales increased 7.1% to $21.1 million in fiscal year 2007 from $19.7 million in fiscal year 2006. Calibration Services gross profit ratio for the fiscal year 2007 decreased 4.6 points to 22.3% from fiscal year 2006. For the fiscal year 2007 fourth quarter, Calibration Services net sales increased 11.2% to $6.2 million from $5.6 million in the fiscal year 2006 fourth quarter. For the fiscal year 2007 fourth quarter, Calibration Services gross profit margin decreased by 4.3 points to 24.6% from 28.9% in the fiscal year 2006 fourth quarter. The decreases in gross profit ratio for both the fiscal year 2007 and the fiscal year 2007 fourth quarter were due to the rate of investment in lab operating expenses exceeding the rate of growth in sales.
*Adjusted operating income represents generally accepted accounting principles (“GAAP”) operating income excluding the previously deferred gain from the sale of Transmation Products Group (“TPG”) of $1.5 million. Adjusted operating income is not a measurement of financial performance under accounting principles generally accepted in the United States. For a quantitative reconciliation of the differences between adjusted operating income to operating income as calculated in accordance with GAAP, see the accompanying table entitled “Unaudited Reconciliation of Non-GAAP Financial Measures to GAAP”.
Operations Review
Charles P. Hadeed, Transcat’s President, CEO and COO, stated: “I am pleased with our results for fiscal year 2007 which were in line with our expectations. We have had eight consecutive quarters of year over year revenue growth in both our Distribution Products and Calibration Services segments and anticipate that trend continuing into fiscal year 2008. Our strong growth in operating earnings, excluding the TPG gain, during fiscal year 2007 resulted primarily from revenue growth and significant productivity improvements in our operations.
“Our Distribution Products sales for fiscal year 2007 are up 11.3% over the prior year which factors in the extra week in the fiscal year 2007 fourth quarter. Our gross profit ratio also improved as a result of realizing a higher margin on products sold to our direct customers.
“Our Calibration Services sales for fiscal year 2007 are up 7.1% over the prior year. In the fiscal year 2007 fourth quarter, we began to see positive results from the operational changes we made earlier in the year in our sales processes and organization.”
Looking Ahead
Mr. Hadeed continued: “We are focused on growth in our Calibration Services business in fiscal year 2008 to leverage the investments we have made and improve our gross margin and operating cash flow.
“Our strategy of bundling the sales of the best test and measurement equipment available with the trusted integrity of our calibration services is sound. Our unique position in the marketplace provides us a competitive advantage and is a significant value for our customers.
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Transcat, Inc.
May 21, 2007
Page Three
“As we enter fiscal year 2008, we are well positioned to continue our growth in both the Distribution Products and Calibration Services segments through focused efforts that leverage our investments and the identification of opportunities consistent with our existing product and service segments.”
Fiscal Year 2007 Fourth Quarter Financial Summary
For fiscal year 2007, net sales were $66.5 million, an increase of $6.0 million or 9.9%, compared with net sales of $60.5 million for fiscal year 2006. Distribution Products net sales for fiscal year 2007 were $45.4 million, an increase of $4.6 million or 11.3%, compared with net sales of $40.8 million for fiscal year 2006. Calibration Services net sales for fiscal year 2007 were $21.1 million, an increase of $1.4 million or 7.1%, compared with net sales of $19.7 million for fiscal year 2006.
For the fiscal year 2007 fourth quarter, net sales were $18.9 million, an increase of $2.8 million or 17.4%, compared with net sales of $16.1 million for the fiscal year 2006 fourth quarter. Distribution Products net sales for the fiscal year 2007 fourth quarter were $12.7 million, an increase of $2.2 million or 20.7%, compared with net sales of $10.5 million for the fiscal year 2006 fourth quarter. Calibration Services net sales for the fiscal year 2007 fourth quarter were $6.2 million, an increase of $0.6 million or 11.2%, compared with net sales of $5.6 million for the fiscal year 2006 fourth quarter.
Net income for fiscal year 2007 decreased by $1.5 million to $2.1 million, or $0.28 per diluted share, compared to $3.6 million, or $0.50 per diluted share, in fiscal year 2006. Net income for the fiscal year 2007 fourth quarter was $0.5 million, or $0.07 per diluted share, compared to $2.8 million, or $0.38 per diluted share for the fiscal year 2006 fourth quarter.
In evaluating the Company’s results for fiscal year 2007 and the fiscal year 2007 fourth quarter, the following factors should be taken into account:
▪	Fiscal year 2007 and the fiscal year 2007 fourth quarter operating results include 53 weeks and 14 weeks, respectively, compared to 52 weeks and 13 weeks for the corresponding periods in fiscal year 2006.

▪	The fiscal year 2007 operating results include the recognition of a previously deferred pre-tax gain of $1.5 million from the sale of TPG to Fluke Electronics Corporation, which occurred in fiscal year 2002. Although the sale of TPG occurred in fiscal year 2002, Transcat had entered into a distribution agreement in connection with the transaction and was precluded from recognizing the gain at that time because the distribution agreement required Transcat to purchase a pre-determined amount of inventory during each calendar year from 2002 to 2006. In December 2006, Transcat’s purchases exceeded the required amount for calendar year 2006, as they had in each of the prior four years, which fulfilled the obligation and triggered the recognition of the gain in the fiscal year 2007 third quarter.

▪	The Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, which requires the expensing of stock options, at the beginning of fiscal year 2007. Approximately $0.3 million of stock option expense was recorded in fiscal year 2007. There was no stock option expense recorded in fiscal year 2006.

▪	Net income for fiscal year 2007 and the fiscal year 2007 fourth quarter includes income tax provisions of $1.2 million and $0.2 million, respectively. Approximately $0.6 million of the full year amount relates to the gain on the sale of TPG. The results for fiscal year 2006 and the fiscal year 2006 fourth quarter include a benefit from income taxes of $2.6 million that resulted from the reversal of a large portion of the Company’s deferred tax asset valuation allowance.
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Transcat, Inc.
May 21, 2007
Page Four
About Transcat, Inc.
Transcat, Inc. is a leading global distributor of professional grade test, measurement and calibration instruments and an accredited provider of calibration and repair services primarily to the process, life science and manufacturing industries.
Through the Company’s Calibration Services segment, Transcat offers precise, reliable, fast calibration and repair services through eleven Calibration Centers of Excellence strategically located across the United States, Canada and Puerto Rico to approximately 8,000 customers. To support the Company’s customers’ requirements, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9001: 2000 and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.
Non-GAAP Financial Measures: This release contains a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The accompanying schedule “Unaudited Reconciliation of Non-GAAP Financial Measures to GAAP” is a reconciliation of the difference between this non-GAAP financial measure and the most directly comparable financial measure calculated in accordance with GAAP.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control. For a more detailed discussion of the risks and uncertainties that may affect Transcat’s operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the “Risk Factors” sections in Transcat’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended March 25, 2006.
- Statistical Tables Follow –
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Transcat, Inc.
May 21, 2007
Page Five
TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	March 31,	March 25,	March 31,	March 25,
	2007	2006	2007	2006
Product Sales	$12,698	$10,517	$45,411	$40,814
Service Sales	6,155	5,537	21,062	19,657

Net Sales	18,853	16,054	66,473	60,471

Cost of Products Sold	9,241	8,085	33,411	31,002
Cost of Services Sold	4,641	3,939	16,372	14,370

Total Cost of Products and Services Sold	13,882	12,024	49,783	45,372

Gross Profit	4,971	4,030	16,690	15,099

Selling, Marketing, and Warehouse Expenses	2,372	2,354	8,469	8,553
Administrative Expenses	1,859	1,421	5,872	5,028

Total Operating Expenses	4,231	3,775	14,341	13,581

Gain on TPG Divestiture	-	-	1,544	-

Operating Income	740	255	3,893	1,518

Interest Expense	66	106	334	427
Other Expense	18	32	283	162

Total Other Expense	84	138	617	589

Income Before Income Taxes	656	117	3,276	929
Provision for (Benefit from) Income Taxes	167	(2,648)	1,217	(2,648)

Net Income	$489	$2,765	$2,059	$3,577

Basic Earnings Per Share	$0.07	$0.41	$0.30	$0.54
Average Shares Outstanding	6,990	6,754	6,914	6,647

Diluted Earnings Per Share	$0.07	$0.38	$0.28	$0.50
Average Shares Outstanding	7,407	7,336	7,335	7,176
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Transcat, Inc.
May 21, 2007
Page Six
TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	March 31,	March 25,
	2007	2006
ASSETS
Current Assets:
Cash	$357	$115
Accounts Receivable, less allowance for doubtful accounts of $47 and $63 as of March 31, 2007 and March 25, 2006, respectively	8,846	7,989
Other Receivables	352	-
Inventory, net	4,336	3,952
Prepaid Expenses and Other Current Assets	762	732
Deferred Tax Asset	851	1,038

Total Current Assets	15,504	13,826
Property and Equipment, net	2,814	2,637
Goodwill	2,967	2,967
Deferred Tax Asset	791	1,624
Other Assets	346	434

Total Assets	$22,422	$21,488

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$5,307	$4,219
Accrued Compensation and Other Liabilities	2,578	2,530
Income Taxes Payable	42	102
Short Term Borrowings and Current Portion of Long-Term Debt	-	3,975

Total Current Liabilities	7,927	10,826
Long-Term Debt, less current portion	2,900	353
Deferred Gain on TPG Divestiture	-	1,544
Other Liabilities	366	118

Total Liabilities	11,193	12,841

Shareholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,286,119 and 7,048,028 shares issued as of March 31, 2007 and March 25, 2006, respectively; 7,010,337 and 6,791,240 shares outstanding as of March 31, 2007 and March 25, 2006, respectively	3,643	3,524
Capital in Excess of Par Value	5,268	4,641
Warrants	329	329
Unearned Compensation	-	(15)
Accumulated Other Comprehensive Gain	43	181
Retained Earnings	2,934	875
Less: Treasury Stock, at cost, 275,782 and 256,788 shares as of March 31, 2007 and March 25, 2006, respectively	(988)	(888)

Total Shareholders’ Equity	11,229	8,647

Total Liabilities and Shareholders’ Equity	$22,422	$21,488

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Transcat, Inc.
May 21, 2007
Page Seven
TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	For the Years Ended
	March 31,	March 25,
	2007	2006
Cash Flows from Operating Activities:
Net Income	$2,059	$3,577
Adjustments to Reconcile Net Income to Net Cash Provided by (Used in) Operating Activities:
Deferred Income Taxes	1,118	(2,662)
Depreciation and Amortization	2,109	1,401
Provision for Accounts Receivable and Inventory Reserves	120	45
Common Stock Expense	382	78
Amortization of Restricted Stock	52	46
Gain on TPG Divestiture	(1,544)	-
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	(1,270)	499
Inventory	(421)	1,994
Prepaid Expenses and Other Assets	(1,034)	(592)
Accounts Payable	1,088	(325)
Accrued Compensation and Other Liabilities	46	372
Income Taxes Payable	(60)	2

Net Cash Provided by Operating Activities	2,645	4,435

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(1,194)	(914)
Purchase of N.W. Calibration Inspection, Inc.	-	(863)

Net Cash Used in Investing Activities	(1,194)	(1,777)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	(352)	(2,246)
Payments on Other Debt Obligations	(1,076)	(824)
Issuance of Common Stock	218	416

Net Cash Used in Financing Activities	(1,210)	(2,654)

Effect of Exchange Rate Changes on Cash	1	5

Net Increase in Cash	242	9
Cash at Beginning of Period	115	106

Cash at End of Period	$357	$115

Supplemental Disclosures of Cash Flow Activity:
Cash paid during the period for:
Interest	$347	$372
Income Taxes, net	$158	$21

Supplemental Disclosure of Non-Cash Financing Activity:
Treasury Stock Acquired in Cashless Exercise of Stock Options	$100	$50
Expiration of Warrants from Debt Retirement	$-	$101
Stock Issued in Connection with Business Acquisition	$-	$100

Transcat, Inc.
May 21, 2007
Page Eight
TRANSCAT, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP
(In Thousands)
To supplement Transcat’s financial results presented in accordance with GAAP, Transcat provided non-GAAP adjusted operating income for fiscal year 2007. The presentation of this non-GAAP financial measure should be considered in addition to the GAAP results and should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Transcat’s management uses adjusted operating income to assess Transcat’s historical and prospective operating performance. Management uses adjusted operating income to enhance its understanding of Transcat’s core operating performance, excluding items unrelated to current operations. Transcat believes that management and investors benefit from this non-GAAP financial measure to facilitate comparisons to historical financial performance allowing for greater transparency with respect to supplemental information used by management in its decision making.

	Fourth Quarter Ended		Twelve Months Ended
	March 31,	March 25,	March 31,	March 25,
	2007	2006	2007	2006
Reconciliation of GAAP operating income to adjusted operating income:

Operating Income	$740	$255	$3,893	$1,518
Gain on TPG Divestiture	-	-	(1,544)	-

Adjusted operating income	$740	$255	$2,349	$1,518